UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 6, 2006
Stoneridge, Inc.

(Exact name of registrant as specified in its charter)

Ohio	0-13337	34-1598949

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9400 East Market Street Warren, Ohio	44484

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 856-2443

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SIGNATURES

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rules or Standard; Transfer of Listing.
     On February 6, 2006, pursuant to Section 303A.12(b) of the Listed Company Manual, Stoneridge, Inc. (the “Company”) notified the New York Stock Exchange (the “NYSE”) that the Company’s Board of Directors is temporarily not in compliance with the NYSE requirement to have a majority of independent directors, required by Section 303A.01 of the NYSE’s Listed Company Manual.
     The NYSE was notified that the temporary non-compliance resulted from the recent appointment of John C. Corey as the Company’s new President and CEO. Prior to that appointment Mr. Corey served as one of the Company’s independent directors. Mr. Corey continues to serve as a director. As a result of the appointment the balance of independent directors to non-independent directors shifted from 6 to 4 to 5 to 5.
     The Company further notified the NYSE that the Company hopes to remedy this non-compliance as promptly as possible. The Company has undertaken efforts to nominate at least one, but possibly two, new independent candidates for election to the Board at this year’s annual meeting of shareholders to fill the spot(s) of the current director(s) who will not be re-nominated. The Chairperson of the Board of Director’s Nominating and Corporate Governance Committee has engaged a professional search firm to recommend candidates for the Board’s consideration. If the Board is successful in finding one or two new qualified independent nominees for Board service and those nominees are elected (and assuming the current directors other than as discussed above are re-elected) the Company would again have a majority of independent directors after the annual meeting of shareholders, which is tentatively scheduled for April 24, 2006.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stoneridge, Inc.
Date: February 7, 2006	/s/George E. Strickler
George E. Strickler, Executive Vice President and
Chief Financial Officer (Principal Financial and Accounting Officer)